Exhibit 4.180

GEOTHERMAL LEASE AND AGREEMENT

THIS GEOTHERMAL LEASE AND AGREEMENT ("Agreement") is made and entered into by and between Arie H. DeJong Family Trust dated June 25, 1987, Arie H. DeJong, Trustee, whose address is 34800 Road 80, Visalia, California 93291, ("Lessor") and ICELAND AMERICA ENERGY, INC, a California corporation located at 707 Wilshire Boulevard, Suite 4500, Los Angeles, California 90017 ("Lessee"). Lessor and Lessee are hereinafter collectively referred to as the "Parties" and individually as the "Party". The Effective Date of this Agreement shall be as specified in Section 1(p) below.

RECITALS

WHEREAS, Lessor is the exclusive owner of the surface estate and partial owner of the mineral estate underlying the following real property, situated in Imperial County, State of California, known and described as follows:

That property consisting of approximately 4,978.58 gross acres of real property, surface and subsurface rights to such real property, as identified in by the List of Assessors Parcel Map Numbers in Exhibit "A" and by the legal description in Exhibit "B," which are attached hereto and incorporated herein by reference, together with all right, title and interest of Lessor, presently owned or hereafter acquired, in the above described real property, and whether particularly described above or not, in and to any real property embraced within or underlying roads, streets, alleys, rights of way, dikes, levees, real property created by accretion or reliction, and any waterways, including but not limited to rivers, streams, creeks, sloughs, ditches, canals and lakes, traversing or adjacent to the said above described real property (the "Property");

WHEREAS, Lessee is desirous of investigating the Property with the intent of having the Property developed for the production and use of geothermal Resources;

WHEREAS, Lessor is desirous of granting Lessee permission to investigate and potentially develop the Property for the production and use of geothermal Resources, while not disturbing Lessor's agricultural use of the Property;

WHEREAS, the Parties intend that during Lessee's investigation period, it shall pay Lessor for its access to the Property in the form of rent or Advance Royalties, and once it develops the Property for production and use of geothermal Resources it shall pay Lessor Royalties on such production and use, and once it constructs improvements on the Property or otherwise deprives Lessor with the use of the surface of the Property (or portion thereof) it shall compensate Lessor for said use with additional compensation or purchase the Property (or said portion thereof).

THEREFORE, the Parties do herein enter into the following Agreement:

1. GRANT OF LEASE AND RIGHTS.

(a) Lessor, for and in consideration of the sum of $10.00, and of the rental payments and royalties herein provided and of the covenants and agreements hereinafter contained, hereby grants, demises, leases and lets unto Lessee, the Property with the sole and exclusive right to Lessee to drill for, produce, extract, take and remove therefrom:

(1) all products of geothermal processes, embracing indigenous steam, hot water and hot brines;
(2) steam and other gases, hot water and hot brines resulting from water, gas, or other fluids artificially introduced into subsurface formations by Lessee;
(3) heat or other associated energy found beneath the surface of the earth;
(4) water from geopressured zones; and
(5) by-products of any of the foregoing such as, products or minerals which are found in solution or association with or derived from any of the foregoing including hydrocarbon gases or liquids that can be produced separately from the well or solids and/or precious minerals that may be mined from the Property or otherwise produced in conjunction with condensed steamed or processed water (the unprocessed resources set forth in this Section l(a) are hereafter, collectively referred to as "Resources"). Royalty rates for such Resources are identified in section 3.

(b) Except as provided under Section 6 herein, Lessee is hereby granted the sole and exclusive right to store, utilize, process, convert, and otherwise use such Resources on or off the Property and to sell the same or any part thereof on or off the Property during the term hereof. Notwithstanding the foregoing or anything contained in this Lease to the contrary,

Lessee shall not be entitled to produce, extract, take, remove or sell any resource from the Property that would compete with Lessor's commercial agricultural activities.

(c) Except as provided under Section 6 herein, Lessee shall further have the sole and exclusive right of entry onto the surface and subsurface of the Property at all times for said purposes, and to further exercise this sole and exclusive right, consistent with the purposes of this Agreement, to construct, use, maintain, erect, repair and to remove therefrom and replace thereon, all roads, pipelines, ditches and lanes, telephone and telegraph lines, utility installations, powerlines, poles, tanks, evaporation or settling basins, extraction or processing plants, machinery, equipment, buildings, electric power plants, and equipment for generation and transmission of electric power. Lessee shall notify Lessor in writing at least thirty (30) days prior to any surface activity.

(d) Except as provided under Section 6 herein, Lessee shall also have the sole and exclusive right of entry to further exercise this sole and exclusive right to handle, treat, and store the Resources, and all structures and facilities relating thereto, which Lessee may desire to erect, construct or install in carrying on Lessee's business and operations on or from the Property and other real property in the vicinity of the Property.

(e) Lessee shall have the further sole and exclusive right to further exercise this sole and exclusive right to, subject to Section 6 of this Agreement, at such locations on the Property as Lessee in its sole discretion shall determine, erect, maintain, operate and remove a power plant or plants, structures, and facilities with all necessary appurtenances for the conversion of the Resources into heat, power or another form of energy.

(f) Except as provided under Section 6 herein, Lessee shall have this sole and exclusive right for the extraction of products from steam, brine or water produced from the Property and other real property in the vicinity of the Property, including all rights necessary or convenient thereto, together with rights of way for passage over, upon and across and ingress and egress to and from the Property for any or all of the above mentioned purposes.

(g) The sole and exclusive rights granted Lessee in the preceding paragraph shall be exercised in a prudent and workmanlike manner and in a manner that gives due consideration to, and does not unreasonably interfere with, Lessor's use of the surface areas of the Property for agricultural production and other purposes, and in accordance with and subject to Section 6 below.

(h) The sole and exclusive rights granted Lessee in the preceding paragraphs if exercised in such a manner as to deprive Lessor of the use of any of the surface areas of the Property for financial gain by whatever means, shall obligate Lessee to compensate Lessor for the loss of said use of the surface areas of the Property.

(i) Compensation for Lessor's loss of the use of any of the surface areas of the Property shall be $900 per annum per gross surface acre, plus all applicable rental or Advance Royalty payments, defined in Section 2(e) below, which shall continue for surface usage for power plants, drill sites, roads, or production facilities even after Royalty payments, defined in Section 3 below, commence. In the alternative, at Lessee's option, Lessee shall be allowed to purchase the required surface areas for power plant sites or other required facilities provided that Lessee is not in breach of this Agreement, and no current default exists ("Option to Purchase").

(j) If Lessee exercises its Option to Purchase a portion of the Property's surface area to build a plant, or as otherwise required or permitted by this Agreement (except pursuant to a Right of First Refusal, which shall be governed by Section (k) below) it shall so notify Lessor in writing. Lessee shall continue to pay the $900 per annum per gross surface acre, until it completes its purchase. The purchase price shall be $10,000 per gross surface acre during the Primary Term. After the expiration of the Primary Term, the Purchase Price shall be determined as follows, but in no event shall be less than $10,000.00 per acre: (i) Lessee shall submit an offered price Lessor in writing; (ii) Lessor may accept or reject Lessee's offered price within thirty (30) days from Lessor's receipt of the offered price; (iii) if Lessor accepts Lessee's offered price, then the Parties shall proceed with the purchase, as provided herein but if Lessor rejects Lessee's offered price, it may notify Lessee of its approved price in writing which Lessee may accept or reject (either Party 's failure to respond shall be deemed its rejection of the price); (iv) if the Parties cannot agree on a price as provided above, they shall follow the procedure detailed in Section (I) below to determine the purchase price. If Lessee purchases the Property or a portion thereof as provided above, Lessee shall pay all title, escrow and recording fees as well as all documentary transfer taxes. Other costs and expenses shall be borne by the Parties as is normal and customary in Imperial County, California.

(k) Lessee shall also have a right of first refusal related to the surface area during the term of this Agreement so long as Lessee is not in breach of this Agreement and no current default exists ("Right of First Refusal"), as follows: (i) upon receipt of an offer to purchase all or any part of the Property from a 3'd party which Lessor would accept (or has accepted, contingent on Lessee's Right of First Refusal), Lessor shall provide Lessee with a notice of same; (ii) Lessee shall then have fifteen (15) days to notify Lessor in writing of its election to exercise or waive its Right of First Refusal (if Lessee does not provide Lessor with a written response within said period, Lessee shall be deemed to have waived its Right of First Refusal); (iii) if Lessee exercises its Right to First Refusal, it shall proceed with purchasing the Property (or part thereof) as provided in the offer to purchase; (iv) if Lessee waives its Right of First Refusal, Lessor shall be free to complete the sale of the Property (or part thereof) in substantial compliance with the terms of the offer to purchase and upon closing such purchase, any rights of Lessee to purchase the Property (or part thereof) sold to such 3'd party whether pursuant to the Option to Purchase above or this Right of First Refusal, shall automatically cease and terminate and Lessee shall provide any documentation reasonably necessary to confirm such termination and clear title of such rights of Lessee.

(l) To determine the purchase price for the Property, or any part thereof, if not otherwise provided in this Agreement, each Party shall select an appraiser. The two (2) appraisers shall each complete a report of the fair market value of the Property (or portion in question) and provide such report to the other Party within sixty (60) days of the event which triggered the need for the appraisals. Failure to engage an appraiser or provide his report shall be the failing Party's acceptance and approval of the other Party's appraisal, unless same is a non-significant time delay caused by the appraiser's failure to deliver the report within the agreed time frame. So long as the two appraiser's opinion of the fair market value of the Property is within ten percent (10%) of each other, the average of the two values shall be the purchase price. If the two appraiser’s values are not within ten percent (10%) of each other, the two appraisers shall have thirty (30) days to confer and amend their reports so that their assumptions and information relied upon are equivalent. If following such conference and amendment, their valuations are within ten percent (10%) of each other, an average of the two amended valuations shall be the purchase price. However, if the two appraisers fail to reach values which are within ten percent (10%) of each other, then they shall select a third appraiser which shall be provided with their original and amended appraisal reports and all back up information and documentation and such third appraisal shall prepare a report of his determination of the fair market value of the property which shall be the purchase price. Any appraiser selection pursuant to this Section shall be an MAI designated appraiser with at least ten (10) years experience valuing real property in the State of California similar to the Property and with uses similar to Lessee's.

(m) Any purchase by Lessee of the Property's surface area (or any part thereof) whether pursuant to the Option to Purchase or the Right of First Refusal shall also be subject to the following:

(i) Lessee shall only be entitled to purchase a legal parcel or parcels which are in full compliance with all applicable laws, including without limitation, the Subdivided Lands Act and Subdivision Map Act. Lessor makes no representation or warranty as to number of parcels which comprise the Property. Lessee is responsible for investigating and researching the legal status of the Property and the existence of any separate legal parcels. Nothing contained herein shall be construed to allow Lessee to subdivide any part of the Property or obtain any adjustments to any parcels whether by boundary adjustment or other method.

(ii) If, pursuant to Lessee's Option to Purchase, Lessee purchases I (one) parcel, there shall be no limit on the size of said parcel;

(iii) If, pursuant to Lessee's Right of First Refusal, Lessee purchases a portion of the Property which was the subject of the offer to purchase, there shall be no limit on the size of said parcel or parcels;

(iv) If, pursuant to Lessee's Option to Purchase, Lessee purchases more than 1 (one) parcel, Lessee may only purchase contiguous parcels and the combined gross acreage of such parcels shall not exceed two hundred (200) gross acres. This restriction shall apply irregardless of whether such purchases are done concurrently as one purchase or separately over time.

(v) Any purchase by Lessee of any parcel or parcels hereunder shall include physical access and utility easements over Lessors remaining parcel(s), and shall be subject to easements for physical access and all utilities for the benefit of Lessor's remaining parcel(s), in addition to all existing easements. Such additional easements shall be located according to the location of existing improvements, or if none exist then as close as feasible to any existing easements, or if none exist, then as Lessor reasonably determines. Any easement(s) created on Lessee's behalf under this Agreement shall terminate at the earlier of: (1) Lessee does not use the easement(s) for six (6) consecutive months; or (2) termination of this Agreement. Lessee shall execute any documents necessary to clear title of the terminated easement.

(vi) Any purchase by Lessee of any parcel(s) hereunder shall be in its "as-is" condition with no warranty as to its physical condition and suitability for Lessee's intended use, as Lessee shall have ample opportunity during the initial period of this Agreement to make any and all inspections, reviews, tests and obtain any information it deems prudent to fully satisfy itself as to the condition of the Property and the feasibility of its intended use.

(n)Lessee shall also have the sole and exclusive right to utilize or to dispose of waste brine and other waste products from a well or wells on the Property or on other land in the vicinity into a well or wells drilled or converted for that purpose on the Property or on other land in the vicinity, provided the waste brine and other waste products are not brought to the Property for the main purpose of disposal, and the sole and exclusive right to inject water, brine, steam and gases from a well or wells on the Property or such other land for the purpose of maintaining or restoring pressure, increasing or maintaining production, or testing in the production zones beneath the Property or other land in the vicinity thereof.

(o) Subject to Sections 6, 10 and 11 below, Lessor hereby grants to Lessee the sole and exclusive right to enter upon and explore the Property by geological, geophysical or other methods, whether now known or not.

(p) The Effective Date of this Lease shall be March 1, 2009.

(q) Any rights granted to Lessee for the Option to Purchase or the Right of First Refusal shall include the surface area only and Lessor expressly reserves all ownership rights to the subsurface of the Property specified in the legal description in Exhibit "B."

2. LEASE TERMS AND ADVANCE ROYALTIES.

(a)	Subject to Section 2(b) below, and subject to possible extensions as provided below, this Agreement shall be for a term of four (4) years from the Effective Date ("Primary Term").

(b)

If at the time of expiration of the Primary Term, Lessee is not in breach of this Agreement, no current default exists under this Agreement, Lessee has not been late with more than three (3) monetary obligations due under this Agreement and Lessee is able to demonstrate to the reasonable satisfaction of Lessor that Lessee has:

(1) Engaged in sufficient research of the Resources on the Property to support geothermal drilling operations on the Property; and

(2) Engaged in geothermal drilling operations on the Property or engaged in the construction of a geothermal power project or projects on or near the Property which will utilize Resources from the property for the generation of electrical power when placed in operation; or

(3) Received and accepted a geothermal resource evaluation report from a reputable geo-engineering or geophysical consultant, confirming the likelihood that the Resources will support the development of a 20 MWe or larger geothermal power project on or near the Property, and

(4) Received and accepted a financeable power purchase agreement ("PPA") from a regulated utility company or wholesale purchaser of electrical power, which identifies the Property as the source of some or all of the Resources to be used for the generation of electrical power under the PPA.

Then the Primary Term shall be extended for an additional four (4) years (the "Extended Term") upon payment of the additional Bonus and annual Advanced Royalties as provided for in Section 2(e) below, however the Extended Term can commence only upon Lessor's satisfaction of the occurrence of conditions 1 and 2 above or 3 and 4 above.

(c)

Lessee shall provide Lessor with semi-annual reports on the status of its activities to achieve the activities set forth in 2(b)(1-4) above in order to demonstrate its good faith efforts to accomplish such. The first semi- annual report shall be dated September 1, 2009, additional semi-annual reports shall be dated every six (6) months thereafter and shall be delivered to Lessor within twenty (20) days of the date of said report.

(d)

During the term of this Agreement, Lessee shall periodically cause the surface and mineral portions of the Property that are not used for potential electric power generation facilities or wells, to be returned to Lessor via a quitclaim deed outlined in Section 14 below. Following return of such portions of the Property, Lessee shall no longer be required to make rental payments to Lessor for such returned portions of the Property. Lessee shall provide Lessor with written notice detailing the relevant facts before any decrease in rental payments is applied under this Section.

(e)

Lessee shall pay Lessor upon the Effective Date of this Agreement an initial bonus payment of $9.00 per surface acre ("Bonus") plus a first year annual advance royalty payment of an additional $25.00 per surface acre. Lessee shall make the following additional Advance Royalty payments to Lessor on or before the first day of each subsequent anniversary of the Effective Date as follows:

Second Year: $25.00 per surface acre;
Third Year: $40.00 per surface acre; and

Fourth Year: $40.00 per surface acre.

If the Agreement is extended for the Extended Term, an additional Bonus of $25,000.00 shall be paid concurrently with Lessee's notice of exercise of Extended Term and the annual Advance Royalties, shall be as follows:

(1) Fifth Year: $40.00 per surface acre
(2) Sixth Year: $40.00 per surface acre
(3) Seventh Year: $50.00 per surface acre
(4) Eighth Year: $50.00 per surface acres
(5) Any remaining years of the Extended Term: $50.00 plus CPI increases, per surface acre.

(f)

Upon Lessee selling or using the Resources from Lessor's Property in Commercial Quantities, as defined below, during the Primary or Extended Term, Lessee’s Primary and Extended Term rental payment obligations will terminate beginning the following calendar month and Lessee will only be obligated to make payment of Royalties for the sale and use of said Resources to Lessor as set forth in Section 3 below. Sale of Resources in "Commercial Quantities" shall mean either (i) the sale of Resources or energy generated by Resources with gross revenues to the Lessee in excess of $100,000 per month for six (6) consecutive calendar months or (ii) the generation of electricity at no less than fifty percent (50%) of nameplate capacity of plant each month for six (6) consecutive calendar months.

(g)

If, on or before the end of the Primary Term or the Extended Term, as applicable, Resources are being produced in Commercial Quantities from the Property for utilization in an electric power generating plant or processing facility, this Agreement shall continue until the plant or plants are shut down or total electrical production decreases for any six (6) month period by sixty percent (60%) or more compared to the previous for six (6) months, for any reason, ("Production Decrease"). The "Production Decrease Date" shall be the last day in the six (6) month period where the Production Decrease is calculated. In the event of Production Decrease, Lessee may maintain this Agreement in full force and effect for an additional two (2) years from the Production Decrease Date and shall continue to pay to Lessor the greater of (i) the remaining Royalties under Section 3, when due, or (ii) the highest rental payment or Advance Royalty specified in Section 2(e) above, until production in Commercial Quantities is restored. If production of Resources in Commercial Quantities is not restored within two (2) years from the Production Decrease Date, Lessor may either: (i) terminate this Agreement by written notice to Lessee or (ii) continue this Agreement and reserve the right to cancel this Agreement thereafter with prior written notice to Lessee. Notwithstanding the foregoing, in no event, including any provision in Section 13, shall this Agreement continue beyond February 28, 2059, unless specifically amended providing for an additional term, in writing by the Parties.

(h)

The Bonus(es) and all rental payments paid to Lessor from the Effective Date of this Agreement through the Extended Term shall be treated as "advanced royalties" and shall be deducted from Royalties payable under Section 3 below after Resources are provided in Commercial Quantities. However, the Bonus and all rental payments paid to Lessor shall not be refundable to Lessee in the event that no Resources are provided in Commercial Quantities.

3. ROYALTIES.

(a) Lessee shall pay to Lessor a "Royalty" or "Royalties", as set forth in paragraphs (b) through (I) of this section, out of the gross revenues from the sale or use of electricity and/or Resources, or the re-injection of geothermal resource produced from adjoining property ("Other Resources") in proportion to Lessor's "Participation Interest" in the operative "Unit" (as those terms are defined in Section 12 below) from which the Resources are produced in whole or in part, or from which Other Resources are re-injected through wells located on the Property.

(b) If Lessee sells any unprocessed Resources described in Section 1(a) of this Agreement produced from the Property, Lessee shall pay Lessor a Royalty of ten percent (10%) of the gross revenues from such sale or sales by Lessee of the unprocessed Resources.

(c) If Lessee generates electric power from a generating or power processing facility which utilizes Resources or otherwise converts Resources into electric power, and generates revenues from the sale of the electric power to one or more third parties ("Electricity Revenues"), Lessee shall pay Lessor a Royalty of four and one-quarter percent (4.25%) of the gross revenues from the Electricity Revenues.

(d) If Lessee uses Resources at a commercial facility other than an electric power generating facility, Lessee shall pay Lessor a Royalty of four and one-quarter percent (4.25%) of such gross revenues as determined as if such processed resources had been sold on arm's length terms to unrelated third parties.

(e) If Lessee uses Resources at a commercial facility for direct heat exchange (thermal resource), a Royalty of two percent (2%) of the gross revenues shall be paid on a proportionate basis to the Lessor.

(f) If Lessee produces any hydrocarbon Resources described in Section 1(a)(5) of this Agreement from the Property, Lessee shall pay Lessor a Royalty of twelve and one-half percent (12.5%) of the gross revenues from any sale or sales by Lessee of the hydrocarbon Resources.

(g) Lessee may use, free of Royalty, Resources and electric power developed from the Property for Lessee's operations authorized under the Agreement, including operation of the generating facility or facilities, and Lessee shall not be required to pay Royalty on any Resources reasonably lost or consumed in operations hereunder provided that if Lessee is able to purchase power from a third party, it shall do so.

(h) Lessee shall invoice all purchasers of electricity and/or Resources generated from the Property, including parties affiliated with Lessee pursuant to its normal and customary business practices ("Invoice").

(i) Concurrently with the sending of each Invoice, Lessee shall also deliver to Lessor a statement itemizing the electricity and/or Resources sold and the calculations for Royalties due by Lessee to Lessor.

(j) Lessee shall pay Lessor the Royalties within the sooner of: (i) ten (10) days of receipt of payment from the purchaser of electricity and/or Resources; or (ii) sixty (60) days from the date of Invoice.

(k) In the event Lessee sells any electric power or Resources to an entity affiliated with the Lessee, the Royalty payment shall be calculated on the greater of (1) the gross revenues received by the Lessee or (2) the gross fair market value of the Resources sold to the affiliated entity, as determined as if such electric power and/or Resource had been sold with arm's length terms to unrelated third parties.(1) For purposes of calculating Royalties, gross revenues received by Lessee shall include all revenues directly derived from the sale of electricity from the ownership of power plants receiving Resources from the Property, including all sales of electricity through bilateral or other power sales contracts; provided, however, for purposes of calculating Royalties, gross revenues shall not include any favorable loans, subsidies or tax credits received by the Lessee from power purchase or any governmental entity associated with "green" or "clean" power alternatives, whether such net purchase credits, loans, subsidies or tax credits are available now or in the future ("Revenue Exclusions"). However, if Revenue Exclusions are received by Lessee, or its affiliated parties, in exchange for providing electricity and/or Resources to any party, including Lessee's affiliates and any governmental agency, Royalties are due by Lessee to Lessor as if the electricity and/or Resources provided had been sold with arm's length terms to unrelated third parties.

4. PAYMENTS.

(a) All payments required to be made by Lessee to Lessor hereunder shall be paid to Lessor in US Dollars by separate check or other conventional commercial means.

(b) No change in the ownership of the Property or of any right to recover payments due Lessor hereunder shall be binding on Lessee until Lessee shall have been furnished adequate written evidence thereof.

(c) Until such notice, if any, is furnished to Lessee, Lessee shall continue to make all payments to the office or depository last designated by Lessor in Section 23 hereunder

5. UNECONOMIC SUBSTANCES.
(a) Nothing herein contained shall require Lessee to produce any Resources or to recover, save and market any of the Resources contained in the brines or other well output produced from wells on the Property, which, in Lessee's reasonable judgment, is not economic to produce, recover, save or market, except that Lessee may not rely on this Section to keep Resources unavailable to the open market in order to influence prices. Lessee shall have the right, without accountability to Lessor therefore to waste or dispose of any such uneconomic Resources by such lawful manner or means as Lessee shall deem appropriate in the circumstances.

(b) Lessee shall not be obligated to produce Resources it is unable to market at the well or wells, or plant or plants. It is recognized that the market demand for the Resources may vary from time to time and during such periods as there is no market at the well or plant for any of the Resources, Lessee shall have no obligation to produce, process, and extract such Resources. Lessee shall have no obligation to save or process by-products described in Section I (a)(S). However, Lessee shall provide Lessor with a description and quantity of by-products to be discarded at least ten (10) days prior to the discard of any by-products and Lessor shall have the option to use or save any such by-products at Lessor's sole expense but at no charge by Lessee.

(c) Subject to the foregoing and except as herein otherwise provided, Lessee agrees that any wells it may drill and wells completed and thereafter operated shall be drilled, developed and operated with reasonable diligence and in accordance with prudent geothermal development and operating practices, and in compliance with all applicable laws.

6. SURFACE OPERATIONS.

(a) Lessee shall not perform any activity, including the drilling of wells, (i) within one thousand feet (1,000') of any residence, structure, or other buildings or improvements, (ii) or which interfere with the use of the Property by Lessor, without the prior written consent of Lessor however that such consent shall not be unreasonably withheld. In no event shall such activity interfere with any rights of record held by any third parties, unless Lessee is able to obtain such third parties' prior written consent.

(b)Lessor may build any improvements on the Property provided Lessor gives Lessee written notice and Lessor's improvements do not directly interfere with Lessee's activity on the Property existing at the time of Lessor's notice.

(c) Lessee shall pay Lessor for any damages to agricultural produce, products, commodities or crops and any and all other surface improvements caused by its operations on the Property or adjacent to the Property. Such payments are to be based upon the fair market value of such produce, products, commodities, or crops or improvements at the time such damage occurs. However, if damage to agricultural produce, products, commodities or crops and any and all other surface improvements are permanent or substantially impair future use by Lessor, Lessee shall pay Lessor (i) the fair market value, as previously stated in this Section, and (ii) the purchase price for the impacted Property as outlined in Sections 1(j) & (l) above.

(d) In the event any buildings and/or personal property shall be damaged, destroyed, or required to be removed because of Lessee's operations on the Property, Lessee shall be liable for payment of the replacement value thereof to Lessor.

(e) Upon completion of any well drilled on the Land, Lessee shall level and fill all sump holes and excavations and shall remove all debris and shall maintain the location of such well in a clean and sanitary condition.

(f) Lessee in its operations on the Property shall at any and all times give due and proper regard for the rights, convenience, and health, welfare and safety of Lessor and all persons occupying or using the Property.

(g) Lessee agrees to fencing and marking with appropriate signage, all permanent facilities, such as individual wells, and to provide temporary fencing during construction and around all areas of operation.

(h) Upon abandonment of any uncompleted or completed well and upon termination of this Agreement, Lessee shall level and fill all sump holes and excavations and remove all debris and leave the location of each such well in a clean and sanitary condition, and further, if requested in writing by Lessor, or any governmental agency with authority to require such action, Lessee shall cement in and plug each such well in such manner and to such extent as to insure against any discharge from the same.

(i) Any wells drilled by Lessee hereunder shall be drilled in a manner so as not to materially affect any existing well of Lessor and sufficient casing shall be set and cemented in such wells drilled by Lessee so as to seal off and protect surface waters.

(j) Lessee agrees to conduct all operations hereunder with reasonable diligence and in accordance with prudent geothermal industry operating practices, including, but not limited to, the operational standards and specifications of the Federal Bureau of Land Management, the California Department of Oil, Gas, and Geothermal Resources, and the applicable California Regional Water Quality Control Board. Lessee shall be liable to Lessor and shall indemnify Lessor for subsidence or surface damages resulting from its operations hereunder, provided that Lessee shall not be liable to Lessor for damage to subsurface structures if such damage is solely caused by Lessor's gross negligence or willful misconduct.

(k) Notwithstanding the foregoing provisions of this Agreement, Lessor reserves the right to use the Property for agricultural, aquaculture, grazing, housing, and other commercial and/or recreational purposes. Lessor further reserves the right to lease the surface of the Property and grant easements and licenses on, over and across the Property to other persons for any purpose which does not materially interfere with Lessee’s use and enjoyment of the rights granted under this Agreement, or the productivity of the Resources, and any income derived by Lessor therefrom shall belong entirely to the Lessor. In addition, Lessor hereby agrees to indemnify and hold Lessee harmless from any damage to facilities or personnel as a result of Lessor's or its invitees use of the Property.

(l)Lessee agrees to use its good faith efforts to conduct its activities and operations on the Property in a manner that minimizes the impact thereof on Lessor activities and operations on the Property, including Lessor's agricultural activities in the manner currently being conducted.

(m) Lessor shall apply to the Imperial County to place all qualifying Property, as determined by Imperial County, into the Williamson Act. Lessor shall pay all fees associated with the application and placement of qualifying Property into the Williamson Act. In addition to compensation discussed in this Agreement related to the purchase of all or a portion of the Property, Lessee shall be solely responsible for all fees and penalties associated with getting all or the portion of Property out of the Williamson Act or for the disqualification of the Williamson Act status due to Lessee's activities on the Property, which includes, but is not limited to, application fees to the Board of Supervisors, attorneys' fees and penalty fees. Additionally, Lessee shall be solely responsible for all fees and penalties

7. TITLE AND HAZARDOUS SUBSTANCES.

(a) Lessee shall have a period of sixty (60) days from the Effective Date to examine title to the Property. If defects in title are revealed to Lessee that would preclude Lessee from having marketable title to the rights granted in the Agreement within the time required by Lessee, Lessee shall give written notice thereof to Lessor within the sixty (60) day period. If Lessee does not provide Lessor with a written objection within sixty (60) days from the Effective Date, Lessee is deemed to have waived any and all objections to marketable title under this Agreement. If a timely written objection is made by Lessee to Lessor, Lessor shall at its option either (i) remove the defect(s) within sixty (60) days from receipt of Lessee's written objection, or (ii) terminate this Agreement and refund the Bonus payment and the first year annual Advance Royalty payment made by Lessee pursuant to Section 2 of this Agreement.

(b) Lessee, at its option, may pay and discharge any delinquent taxes, mortgages, trust deeds or other delinquent liens or encumbrances existing, levied or assessed on or against the Resources provided Lessee gives Lessor written notice and Lessor fails or refuses to pay or discharge and such lien or encumbrance is Lessor's. Lessor shall have thirty (30) days to provide a response to Lessee's written request before Lessee can make any optional payments and/or discharges. In the event Lessee shall exercise such option, Lessee shall have the right, in addition to other remedies provided by law or equity, to reimburse itself by applying to the discharge of any such mortgage, tax or other lien or encumbrances any and all payments accruing to Lessor hereunder.

(c) No well products or surface materials or refuse of any kind from the Property shall be allowed to deposit upon, pass into, or otherwise enter, degrade, or pollute the waters of the Salton Sea or the water supply of the Lessor or others.

(d) All drilling fluids, well products and other substances, the spillage of which would contaminate or otherwise adversely affect the productivity of any portion of the Property not actually occupied or used by Lessee or which would adversely affect the waters of the Salton Sea or the water supply of the Lessor or others, shall be removed by Lessee in such manner and to such place or places as to insure that such contamination or adverse effect does not occur or continue to occur.

(e) Lessee assumes no responsibility and shall not be held liable for the cost of remediating any environmental conditions which existed or were in the process of formation prior to the Effective Date of this Agreement. Lessee shall only be responsible for remediating new or existing environmental conditions affecting the Property to the extent such conditions are caused or exacerbated by Lessee's activities upon the Property, including subsidence or subsurface contamination "drawn in" to the Property by Lessee's development or operational activities on or under the Property, and which require remediation pursuant to federal state or local environmental laws or the terms of this Agreement.

(f) Lessee covenants and agrees that no action shall be taken on the Property except in compliance with all federal, state and local environmental laws (collectively, "Environmental Laws"), including without limitation the requirements of such regulating agencies.

(g) Lessee agrees to notify its employees, agents, contractors, and it successors or assigns of the environmental condition of the Property and to cause such persons to also comply with all Environmental Laws as they relate to the Property.

(h) Lessor covenants and agrees to cooperate with Lessee at no out of pocket or third party expense to Lessor and to make all reasonable efforts to work with the Environmental Protection Agency, the California Regional Water Quality Control Board, the California Department of' Toxic Substances Control and any and all other federal, state and local governmental entities to resolve any and all present and future liabilities arising from Lessee's entering into the Agreement.

(i) If Lessee purchases any portion of the Property pursuant to the Option to Purchase or Right of First Refusal, Lessee waives any contingency as to the condition of title that existed as of the Effective Date or any defects in title thereafter removed by Lessor, as well as the physical condition of the Property, including the presence of any environmental conditions, as Lessee shall have made all its investigations, inspections and studies prior to electing to go forward with the Option to Purchase or Right of First Refusal.

(j) Lessee shall make all efforts to obtain a title policy insuring the ownership of the Property subsurface rights, including, but not limited to, geothermal and mineral rights, available by a nationally recognized title insurance company.

8. LESSER OR AFTER ACQUIRED INTEREST AND FAVORED NATION PROVISION.

(a) If it should hereafter be determined that Lessor, at the time of making this Agreement, owned a lesser interest in the Property than the fee simple estate therein, or Jess than the interest in the Resources contained in and under the Property, than that reflected in Exhibit "B" of this Agreement and record title as of the Effective Date, then the rental payments and/or, Royalties, and other payments accruing to Lessor hereunder shall be paid to Lessor in the proportion which Lessor's interest bears to the entire fee simple estate in the Property, or to the entire interest in the Resources. The Parties acknowledge that Lessor does indeed own less than the entire interest in the Resources at the time of making this Agreement, that the compensation due Lessor as provided in this Agreement is for such lesser interest, and that it is up to Lessee to: (i) determine who the other owners are, (ii) enter into agreements similar to this one with such other owners and (iii) compensate such other owners accordingly. In the event that Lessee does enter into such agreements with such other owners or any other persons as provided in Section 12 below (herein collectively "Other Owners"), and such agreements provide compensation to such Other Owners proportionately in excess of the amounts provided Lessor hereunder, the amounts due Lessor hereunder shall be increased to be commensurate with such Other Owner's compensation so that no Other Owner shall receive greater compensation for their proportional interest in the Resources than Lessor.

(b) Notwithstanding the foregoing, should Lessor hereafter acquire any additional right, title, or interest in or to the Property or the Resources, then any increase in payments of money hereunder necessitated thereby shall commence with the payment next following receipt by Lessee of satisfactory evidence of Lessor's acquisition of such additional interest.

9. TAXES.

(a) Lessee shall pay a11 taxes levied and assessed against Lessee's operations on the Property and Lessee's leasehold interest in the Resources, including any increase in real property taxes caused by a reassessment of the Property due to Lessee's activities or this Agreement. Lessee shall also pay all taxes levied and assessed against all structures, improvements, and personal property placed upon the Property by Lessee, including, but not limited to power plants. Lessor shall pay al1 taxes levied, and assessed against the Property as such and against any rights thereto not covered by this Agreement. For avoidance of doubt, Lessor shall not be responsible for any income taxes for monies that Lessor does not receive and/or any taxes, fees, costs, or charges associated with the operation of a power plant on the Property.

(b) Lessor agrees to pay (through a reduction in royalty) a percentage based upon Lessors' royalty share of any and a11 taxes assessed upon any Resources produced and sold by Lessee from the Property, which does not include Lessee's income taxes

10. OPERATIONS.

(a) Lessee shall comply with all Jaws and regulations applicable to its operations hereunder including, but not limited to, requirements for worker's compensation insurance as required by the laws of the State of California, the California Department of Oil, Gas, and Geothermal Resources, and/or the California Regional Water Quality Control Board. All operations and acts of Lessee upon the Property shall be performed in a good, safe and workmanlike manner and in accordance with recognized good operating, engineering, and industry standards and practices genera11y considered most likely to result in the most efficient operation and the maximum economica11y practicable production of the Resources producible therefrom. AU operating sites shall be kept neat, clean, and safe, and operations shall be conducted so as to eliminate, so far as practicable, dust, noise, and noxious odors.

(b) Lessee, on its own behalf and on behalf of its agents, principals, shareholders, officers, directors, partners, employees, consultants, successors, predecessors, assigns, parents, subsidiaries and affiliates (co11ectively "Lessee" for this Section 6(m)) hereby agrees to indemnify, defend and hold Lessor or any of Lessor 's agents, trustors, trustees, beneficiaries, partners, employees, consultants, successors, predecessors, assigns, affiliates (collectively "Lessor" for this Section 6(m)) harmless from and against any liabilities, costs, expenses, and/or damages, incurred, howsoever caused by reason of any claim or injury, whether to body or property, or of a personal or a business character or to reputation, and whether or not suit is filed, sustained by any Lessor arising from nonperformance of Lessee's obligations under this Agreement or arising directly or indirectly out of Lessee's activities hereunder, including, but not limited to, the payment of royalties. If Lessor suffers any such liabilities, costs, expenses and/or damages due to an action or proceeding being brought against Lessor, Lessee shall cause such action or proceeding to be defended, with counsel of Lessor 's choice, at Lessee's expense and shall bear and discharge any judgment or award that may be rendered in such action or proceeding. Lessee shall not be responsible for any actions or proceedings arising in solely from Lessor’s gross negligence or willful misconduct.

(c) All of the labor to be performed, and all of the materials to be furnished in the operations of Lessee hereunder, shall be at Lessee's sole cost and expense, and Lessor shall not be chargeable with or liable for any part thereof.

(d) Lessee shall protect the Property and Resources from and against nonconsensual liens of every character arising from its operation thereon, and against any consensual liens and encumbrances not authorized under the terms of the Agreement, specifically including, without limitation, mechanics' liens and shall indemnify, defend, and hold Lessor harmless with respect thereto. However, a nonconsensuallien on the Property shall not constitute a default if Lessee in good faith disputes the validity of the claim, in which event the existence of the lien shall constitute a default thirty (30) days after the validity of such lien has been adjudicated adversely to Lessee. Lessee shall also post and record a Notice of Non-Responsibility on behalf of Lessor in accordance with applicable law.

(e) Prior to entry onto the Property hereunder, and at all times thereafter while this Agreement is in effect, Lessee shall obtain and maintain all workers' compensation insurance, liability insurance, and policies of insurance against fire and other risks for which insurance is customarily obtained in similar operations. Lessee shall maintain such insurance at levels and with limits commensurate with Lessee's operations.

(f) Until drilling of the first well on the Property, such insurance shall include Workers' compensation and Employers' Liability of not less than $2,000,000, comprehensive general liability coverage with bodily injury limits of not less than $5,000,000 for each occurrence, property damage limits of not less than $3,000,000 for each occurrence, comprehensive automobile liability insurance with bodily injury and property damage limits of not less than $2,000,000 for each accident, and Operator's Extra Expense (Blowout) Insurance, in the amount of $5,000,000 which will cover physical damage to Lessor 's property as well as damage to property of third parties such as adjacent landowners.

(g) Lessor shall be added as a named insured in the policies for such insurance. Lessee shall provide evidence of insurance to Lessor, and Lessee shall furnish to Lessor evidence that such insurance is being maintained prior to Lessee entering upon the Property pursuant to this Agreement and not less than annually thereafter on the anniversary date of the Effective Date of this Agreement.

(h) Upon drilling of the first well on the Property, Lessee shall maintain all required insurance coverage and limits associated with the development of the Property and conversion of the Resources into electricity, heat, power or another form of energy, or for the extraction and processing of by-products, or both, in conjunction with this Agreement. The required insurance coverage is as follows:

(i) Worker's Compensation Insurance and Employer’s Liability Insurance (including occupational disease) to cover statutory benefits and limits of the Worker's Compensation laws of any applicable jurisdiction in which the Services are to be performed hereunder, and Employers' Liability Insurance with limits of two million dollars ($2,000,000) for trauma, each accident; two million dollars ($2,000,000) for disease, each person and one million dollars ($1,000,000) disease, policy limit.

(ii) Commercial General Liability Insurance written on the latest ISO occurrence form and including coverage for Contractual Liability and Products and Completed Operations. The insurance required by this clause (i) shall have the following limits of liability. Third Party Bodily Injury and Property Damage Liability: $4,000,000 per occurrence limit and $10,000,000 general aggregate limits.

(iii) Comprehensive automobile liability insurance with bodily injury and property damage covering all owned, leased and non-owned vehicles used in connection with the Services, with not less than $2,000,000 combined single limit per occurrence for bodily injury and property damage.

(iv) Environmental insurance to protect against any environmental damage caused by Lessee's activity with not less than $2,000,000 combined single limit per occurrence and $10,000,000 general aggregate limits.

(i) At all times where insurance is required under this Agreement, the following applies:

(i) Thirty (30) days advance written notice in the event of cancellation, non-renewal or material change of any policy.

(ii) Lessor named as additional insured (except for Workers' Compensation).

(ii) A waiver of subrogation in favor of the Lessor.

(j) If Lessee or anyone purchasing Resources from Lessee constructs a power plant on the Property, for the conversion of Resources into electricity, heat, power or another form of energy or for the extraction and processing of by-

products, or both, and if any such plant utilizes Resources produced or obtained from the Property and from other land in the vicinity, Lessee or such purchaser shall have the right and easement to continue to maintain and operate such plant and connected pipeline, transmission line and other associated facilities so long as it utilizes Resources from other land, no defaults exists under this Agreement, Lessee continues to make the rental and/or Royalty payments as provided herein has not been late with more than three (3) monetary obligations due under this Agreement, however, in no event, including any provision in Section 13, shall this Agreement continue beyond February 28, 2059, unless specifically amended providing for an additional term, in writing by the Parties. The Parties' election to amend this Agreement and provide for an additional term shall be in their sole and absolute discretion.

(k) Any work or drilling operations preliminary to the drilling in the ground or reworking operations may be undertaken in any order Lessee shall see fit. All such work and operations shall be prosecuted with reasonable diligence and subject to the approval of the Lessor, which consent shall not be unreasonably withheld and consistent with the intent of this Agreement.

(l) Lessee shall, prior to the initiation of drilling activities, post a bond in the full amount required by the relevant state and/or federal department or agency to cover the cost of plugging and abandoning all wells to be drilled upon the Property.

(m) Permanent groundwater wells shall be installed on or near the Property to track water quality, and quarterly reports summarizing the data shall be provided to Lessor by Lessee. An annual report analyzing the impact of geothermal operations on the Property and related water resources shall be prepared by Lessee and provided to Lessor. All of the foregoing activities shall be performed by Lessee at its expense.

11. WATER RIGHTS.

a) With respect to the Lessee's right to the free use of water resources or water rights, Lessee acknowledges and agrees that such water and water rights are a limited resource and the water available for use by Lessee may require a separate agreement with the Imperial Irrigation District or other governmental or non-governmental entities to arrange for sufficient water for Lessee's needs above and beyond Lessor’s own water usage. Lessor shall fully retain any and all legal rights including ownership rights and transfer rights which it currently holds or may later be deemed to hold relating to the Property's water. Lessee's use of the water currently owned by Lessor shall not diminish or in any way impact, Lessor's legal rights, or other rights to water, nor shall Lessor be required to diminish water usage for surface purposes, including all water necessary for farming or agricultural usages. In the event that Lessor possesses water rights which could be made available to third parties, Lessor shall provide Lessee with first right of refusal to such water usage.

b) Notwithstanding the above, nothing contained in this Section 11 shall apply to Lessee's use of subsurface groundwater and Lessor shall not restrict Lessee's ability to drill water wells from the surface of the Property as necessary for its operations and to utilize water developed or uncovered in its geothermal operations for injection purposes or other drilling or development purpose consistent with the terms of this agreement. Lessor shall not restrict Lessee's right to utilize groundwater sources developed by Lessee on the Property, and such use shall not be diminished by any new wells drilled by Lessor on the Property. For avoidance of doubt, Lessee shall be required to enter into separate agreements with water allocation authorities without impacting allocations to Lessor, provided that Lessor shall cooperate with Lessee to the extent necessary, at no out of pocket, third party expense to Lessor, to assist Lessee in obtaining appropriate water allocations.

12. UNITIZATION

(a) Lessee shall have the right, and the obligation, to the fullest extent permitted by law, either before or after the commencement of production, to unitize, pool or combine all or any part of the Property with other land or lands or lease or leases (whether held by Lessee or others and whether or not the surface of such lands may be used for development or operating purposes) adjacent, adjoining or in the immediate vicinity of the Property, to comprise one or more operating or development units. Such right of Lessee shall not be construed as to allow Lessee to alter the legal status of the Property or any part thereof, and Lessee shall have no right to parcel, subdivide, boundary adjust or otherwise alter the legal boundaries of the Property, or any part thereof.

(b) Drilling operations or production on any unit shall constitute compliance herewith to the same extent as though such operations or production were on the Property. A "Unit" may be comprised solely of the Property or may be a pooling or combination of all or any legal parcel(s) comprising the Property with other lands or leases (either surface or subsurface). In instances where the Unit is a pooling or combination of the Property with other land or leases, Lessor's participation into any Unit shall be determined in accordance with Section 12(d) below.

(c) Lessee's performance of this obligation is subject to its duty as a prudent operator to configure the Unit boundaries in accordance with sound geological reservoir and engineering methods and to include acreage deemed to be productive

(including production and injection capability) while excluding nonproductive acreage.

(d) Lessor's "Participation Interest" in any Unit organized by Lessee shall be a percentage of the electricity or other revenues generated from one or more electric power plants or other facilities which utilize Resources produced from the Property, determined by dividing the total net mineral acreage of the Property which is included in the Unit, by the total net mineral acreage of the Unit. For example, if the Unit totals 3,000 net mineral acres and the Property is 660 net mineral acres and all of the Property is included with the Unit, the calculation would be as follows: 660 net mineral acres/3,000 net mineral acres = 22% of the production Royalty due Lessor under Section 3 above.

(e) Each such Unit shall come into existence upon Lessee's execution in writing and recordation in the Office of the County Recorder in Imperial County of an instrument identifying and describing the Unit's net mineral acreage, and any other filings required by applicable law. Lessee shall at all times keep Lessor informed of the portion of the Property included in any Unit. Lessor at their sole cost may retain a qualified geothermal consultant to review the geological and economic basis for such Unit.

(f) In the event that there is a disagreement between Lessor’s consultant and Lessee over the inclusion of all or part of the Property in the Unit, then a single independent consultant, recognized as qualified in the determination of geothermal reservoir structures shall be mutually agreed upon by Lessor’s consultant and Lessee. The determination of the third party consultant, whose fee shall be paid in equal portions by the Parties, shall be binding on the Parties.

(g) Lessee shall have the right at any time or times subject to Section 12(c) above, to increase or decrease the size of any Unit; provided, however, any change in the amount of Lessor's Royalties resulting from the unitization of all or part of the Property or an increase or decrease of the Property in a Unit shall not be retroactive and shall be effective only upon Lessor's receipt of written notice detailing the change.

(h) As to each and any such Unit, Lessee shall have the right to commingle for the purpose of utilizing, selling or processing, or causing to be processed, the steam or steam power and/or extractable minerals produced from such Unit with the steam or steam power and/or extractable minerals produced from other lands or units, so long as the production from the Unit which includes all or portions of the Property is measured, metered or gauged as Unit production. Unit production so measured, metered or gauged shall then be allocated to the Property in accordance with the provisions of Section 12(d) above.

(i) Allocation, as aforesaid, shall cease upon any termination, either in whole or in part by surrender, forfeiture or otherwise, of this Agreement or any other lease covering lands in such Unit as to the lands covered by such terminated lease, or part thereof. In the event of the failure of Lessors' or any Other Owner's title as to any portion of the Property included in any such Unit, such affected portion so included shall likewise be excluded in allocating production from such Unit. However, Lessee shall not be held to account for any production allocated to any portion of Other Owner's property to be excluded, as aforesaid, from such Unit unless and until Lessee has actual knowledge of the aforesaid circumstances requiring such exclusion.

(j) If any taxes of any kind are levied or assessed, other than taxes on the land as such or any rights thereto not covered by the Agreement, any portion of which is chargeable to Lessor under Section 9 of this Agreement, the share of such taxes to be borne by Lessor as provided in the Agreement shall be in proportion to the Lessor's Proportional Interest share of the Royalty from any such Unit allocated to the Property.

(k) Lessee may, at its sole option, terminate a Unit by a written declaration in the manner in which it was created consistent with applicable state laws and regulations at any time when there is no production of Resources in any such Unit, which would trigger payment of Royalties by Lessee to Lessor.

13. FORCE MAJEURE.

Each Party's obligations under the Agreement, other than payment of rent, in lieu of Royalties or other monetary obligations, shall be suspended, and the term of the Agreement and the period for removal of Lessee's property in the event of termination shall be extended, while such Party is prevented from complying therewith by: strikes; lockouts; riots; action of the elements, including but not limited to fire, explosion, flood, volcanic activity, earthquakes, or tidal waves: accidents; delays in transportation; inability to secure labor or materials in the open market: laws, rules, regulations or actions of any federal, state, municipal or other governmental agency, authority or representative having jurisdiction, including failure or delay in issuance of necessary permits or approvals; war, whether declared or undeclared; acts of God; litigation or administrative proceedings affecting title to Property covered hereby or operations thereon that prevent Lessee's operations: or by other matters or conditions beyond the reasonable control of such Party, whether or not similar to the conditions or matters in this section specifically enumerated ("Force Majeure").

Notwithstanding the foregoing, if a Force Majeure event continues for a period in excess of six (6) months, Lessee shall be required to make annual rental payments to the Lessor at the highest amounts listed in Section 2(e) above, subject to CPI adjustment increases, less any amounts paid as Royalties to the Lessor during such period, provided that the maximum extension period shall be five (5) years. Rental payments pursuant to this Section 13 shall not be considered "advanced royalties" or otherwise offset Royalties due Lessor under this Agreement. Notwithstanding the foregoing, a Force Majeure shall not extend the absolute termination date provided in Sections 2(g) and 10(i).

14. SURRENDER.

(a) At any time, and from time to time hereunder, Lessee shall have the right to terminate, surrender and relinquish this Agreement, or all or any portion hereof as it may relate to all or any portion of the Property, by giving written notice to Lessor of such election. Upon such notice provided by Lessee to Lessor, Lessor shall record the quitclaim deed as outlined in Section 29 below.
(b) Such surrender will be effective upon delivery of notice as provided in Section 23 below, but shall not release Lessee from any liability or obligation arising prior to the Effective Date of said notice or any obligation which survives termination, including, those provisions of Section 16.
(c) Upon such surrender, Lessee shall have no further obligations under this Agreement with respect to the Property, or to such portion thereof to which surrender applies, except for any liability or obligation accruing prior to the Effective Date of such surrender or which expressly or by obvious implication survives termination.(d) In the event that Lessee surrenders this Agreement as to all of the Property, Lessor shall retain the Royalties and rentals previously paid to Lessor hereunder as full consideration for the rights granted herein. A partial termination, surrender, or relinquishment shall not reduce Lessee's Royalty or other payment obligations.
(e) Notwithstanding such surrender, Lessee shall nevertheless, subject to approval of the Lessor, retain such rights-of-way and easements over, upon, through, and across the Property so surrendered as shall be necessary or convenient for Lessee's operations on so much of the Property as shall then be retained by Lessee under the Agreement.

15. BREACH OF AGREEMENT BY LESSEE.

(a) If Lessee shall fail to pay any monetary amounts due pursuant to this Agreement when due, and if such default shall continue for a period of fifteen (15) business days after receipt by Lessee of written notice thereof from Lessor to Lessee, then at the option of Lessor, this Agreement shall terminate and Lessor shall have all other remedies available under California law; provided, however, that if there be a bona fide dispute as to the amount due and all undisputed amounts are paid, said fifteen (15) day period shall be extended until five (5) days after such dispute is settled by final court decree, binding arbitration or agreement. Delinquent monetary amounts due pursuant to this Agreement shall bear interest at ten percent (10%) per annum until paid, or, if lower, the highest rate permitted by applicable law.

(b) If Lessee shall be in default in the performance of any obligations under the Agreement other than the payment of monetary amounts, and if for a period of thirty (30) days after written notice is given to Lessee by Lessor of such default, Lessee shall fail to commence and thereafter diligently and in good faith prosecute action to remedy such default, Lessor may terminate this Agreement, in whole or in part, at Lessor's option and Lessor shall have all other remedies available under California law.

(c) However, to the extent that the default is not capable of being remedied in said period, Lessee shall have an additional reasonable period of time to remedy such default, not to exceed 180 days.

(d) Disputes or differences between Lessor and Lessee shall not interrupt performance or the continuation of operations. In the event of any dispute or difference, operations shall be continued in the same manner as prior to such dispute or difference until the matters in dispute have been resolved, and thereupon such payments or restrictions shall be made as may be required under the terms of the settlement or other resolution of the dispute.

16. REMOVAL OF LESSEE'S PROPERTY: ACTIONS UPON TERMINATION.

(a) Lessee may at any time during the term of this Agreement remove all or any of the personal property and trade fixtures that have been placed by it upon the surface of the Property.

(b) Following termination of this Agreement or any part thereof or surrender of the Property or any part thereof, for any cause, and following abandonment of any well drilled pursuant to the provisions hereof, Lessee shall begin within one (1) month thereafter and complete within six (6) months thereafter, the removal of all personal property and trade fixtures which Lessee has brought upon the Property affected by such termination or upon the drill site of such abandoned well; properly plug and abandon such well, fill all sumps: remove all foundations or reduce to ground level to Lessor's reasonable satisfaction; comply with all permits and other obligations regarding cleanup and reclamation; remove all hazardous wastes and substances attributable to the operations of Lessee hereunder; and as nearly as practicable, restore the areas affected by such termination or abandonment to the condition in which they were prior to the commencement of its operations hereunder.

(c) The one (1) month and six (6) month periods referred to in the previous subsection may be extended as necessary with the consent of the Lessor, which shall not be unreasonably withheld, if Lessee is diligently pursuing the activities described therein (i.e. the initiation and removal of the personal property and trade fixtures).

(d) The ownership of any of Lessee's personal property not removed during the period herein provided shall, in the absence of Force Majeure as defined in Section 13 above, at the option of Lessor, be deemed abandoned by Lessee and shall pass to Lessor without further act of the Parties or either of them effective upon expiration of such period, unless Lessor expressly disclaim ownership of such property and fixtures within sixty (60) days after the expiration of the aforementioned six (6) month period.

(e) Upon termination of this Agreement or surrender of the Property or any portion thereof, and if Lessee has made improvements on the Property or that portion of the Property being surrendered, of a permanent nature, such improvements shall be removed at Lessor's election. Any permanent improves which Lessor elects to have remain on the Property upon Lessee's surrender shall become the property of Lessor.

(f) Upon final termination of this Agreement as to all of the Property, all the rights and obligations under this Agreement, except those arising or accruing prior to such termination, and except any obligations which expressly or by obvious implication survive termination, of Lessor and Lessee hereunder with respect to the Property shall terminate and be relinquished.

(g) Upon any termination or surrender of this Agreement, whether partial or complete, Lessee shall provide Lessor within thirty (30) days with a document in recordable form, acceptable to counsel for Lessor, evidencing such partial or complete termination and surrender of Lessee's rights hereunder, and quitclaiming the Property and all water rights acquired in connection with the Property to Lessor. If Lessee fails or refuses to provided Lessor the required termination notice in recordable form within thirty (30) days of the date Lessee terminates or surrenders all or a portion of this Agreement, Lessee shall pay Lessor $100 per day, plus CPI adjustments from the commencement date of this Agreement. Lessee appoints Lessor as attorney-in-fact to record such quitclaim deed if Lessee fails to do so within sixty (60) days.

(h) Lessee shall, within sixty (60) days after termination of this Agreement, provide Lessor with all maps, technical reports and other documents, drilling data, exploration data, test data, title information, and all other information which Lessee may have or may thereafter acquire pertaining to the Property other than proprietary interpretive materials or data. Lessee shall not be responsible for the accuracy of any such information or have any liability to Lessor or to any other persons to whom such information is given by Lessor relative to any reliance thereon. Lessee will permit Lessor to take possession of all available core and samples but Lessee may destroy or dispose or any such core and samples not removed by Lessor within one hundred eighty (180) days after termination.

17. ASSIGNMENT.

(a) On or after the Effective Date, Lessee shall have the right, subject to the prior written consent of Lessor, which consent shall not be unreasonably withheld, to assign all or any part of its rights or interest in and to this Agreement, including, but not limited to, Lessee 's right to occupy such portions of the surface of the Property as may be necessary for the construction of plants and other facilities, provided Lessee's assignee expressly assumes the rights and obligations of Lessee under this Agreement. Any assignment by Lessee under this subsection shall not relieve Lessee of its obligations under this Agreement in the event that Lessee's assignee fails to perform hereunder.

(b) At any time after the Effective Date, Lessee may assign this Agreement upon written notice, but without the consent of Lessor, to (1) assignee which is either wholly-owned or controlled by Lessee or is part of an affiliate group controlled by Lessee, and who expressly assumes the rights and obligation of Lessee under the Agreement or (2) a Leasehold Lender as defined in Section 19 below. Any assignment by Lessee under this subsection shall not relieve Lessee of its obligations under this Agreement in the event that Lessee's assignee fails to perform hereunder.

(c) No assignment by either Party hereunder shall be effective for any purpose whatsoever until and unless a certified copy of the recorded instrument or assignment, or, if such assignment shall have been recorded only in short form, a true and complete copy of the instrument described in such short form under the true signatures of each of the Parties thereto, together with a certified copy of such recorded short form, shall be given to the other Party, in the same manner as is provided for a notice hereunder.

(d) Lessor shall have the right to assign all or any interest in the Property and this Agreement upon written notice to the Lessee, without restriction; provided, however, Lessor shall inform any such assignee of the existence of this Agreement. An assignment by Lessor shall not be effective against Lessee, and Lessor shall not be released from its obligations hereunder, until Lessee is notified of said assignment in writing.

18. ADDITIONAL OPERATIONS.

(a) For the consideration paid at the time of execution of this Agreement and without any additional consideration to be paid therefore, except as provided below, Lessor hereby grants, to the extent Lessor has such rights to grant and without representation or warranty as to same, to Lessee, its successors and assigns, the following rights, rights of way and easements in, under, upon, through and across the Property which may be exercised at any time or from time to time during the duration of the Agreement:

(1) Except as Lessor may need for agricultural uses, Lessee shall have the sole and exclusive right to locate a well or wells on the surface of the Property and to slant drill said well or wells into, under, across, and through the Property and into and under property other than the Property, (subject to the rights of the owners of such other property to oppose or limit intrusions into their property),

(2) Together with the right to repair, redrill, deepen, maintain, inject in, rework, and operate or abandon such well or wells for the production of Resources from some other property,

(3) Together with the right to develop water from the Property for any of Lessee's operations pursuant to this section,

(4) Together with the right to construct, erect, maintain, use, operate, remove and replace, all pipelines, powerlines, telephone lines, tanks, machinery and other facilities, subject to existing easements or other third party rights,

(5) Together with rights of way for passage over and upon and across and ingress and egress to amid from the Property; and

(6) The sole and exclusive right to drill into and through the Property below a depth of five hundred feet (500') from the surface thereof, by means of a well or wells drilled from the surface of property other than the Property, and the right to abandon or repair, redrill, deepen, maintain, inject in, rework, and operate such well or wells for the production of Resources from property other than the Property.

(b) Any well drilled under the provisions of this section shall be drilled so that the producing or injecting interval thereof shall lie wholly outside the boundary of the Property, and Lessor and Lessee recognize and agree that Lessor has an interest in any such well or wells drilled pursuant to this section or any production therefrom, and Lessor shall receive a "pass-through royalty" equal to the amounts specified in Section 3 Royalties. The Royalties shall also be payable with respect to wells drilled through the Property, even if the surface site is outside the Property and the well bottom is outside the Property.

19. PROTECTION OF MORTGAGEE.

(a) Lessee as Mortgagee:

(1) Lessee shall have the right at all times during the term of this Agreement, with the prior written consent of Lessor, which consent shall not be unreasonably withheld, to obtain bona fide loans (including through special purpose revenue bonds) and to secure such loans by encumbering the leasehold estate created by this Agreement by any mortgage, deed of trust or other security instrument, including, without limitation, an assignment of the rents, issues and profits therefrom ("Leasehold Mortgages").

(2) The proceeds of such loans, however, shall be used for the planning, financing, development, design,

purchase, construction, maintenance, and operation of one or more power plants, well fields and related equipment, personal property, fixtures and improvements necessary or desirable in the operation of such facilities located only on the Property or utilizing Resources produced only from the Property.

(3) It shall be unreasonable for Lessor to withhold consent based on an object to the type of lender to a Leasehold Mortgage if the lender is a recognized lending or financial institution (including insurance companies) that is financially sound, or is the Federal government, the State of California and/or a bona fide municipality of the State of California.

(4) During the continuance of each and every Leasehold Mortgage and until such time as the lien of each and every Leasehold Mortgage has been extinguished, Lessor and Lessee shall cooperate in including in this Agreement any provision which may be reasonably requested by an owner or holder of the Leasehold Mortgage ("Leasehold Lender") by suitable amendment or other instrument, including site leases, easements, or licenses granted thereunder.

(5) Lessor and Lessee further agree that any equity participant in the development of one or more electrical power plants which utilize Resources produced from the Property, for the purpose of implementing mortgagee protection provisions, to allow the Leasehold Lender or equity participant reasonable means to protect or preserve the lien of the Leasehold Mortgage and to protect the rights and interest of any such equity participant on the occurrence of a default by Lessee under the terms of this Agreement.

(6) Lessor and Lessee each agree to execute, deliver, and acknowledge any agreement necessary to effect any amendment or other instrument as agreed to in this Section 19.

(7) Lessor shall have no obligation to execute such amendment or other instrument which in any way affects the term hereof, the indemnities provided herein, or monetary amounts payable under the Agreement, or otherwise materially affects the rights or obligations of Lessor hereunder.

(b) Lessor as Mortgagee:

(1) Lessor shall have the right at all times during the term of this Agreement, with the prior written consent of Lessee, which consent shall not be unreasonably withheld, to obtain bona fide loans (including through special purpose revenue bonds) and to secure such existing or future loans by encumbering the Property by any mortgage, deed of trust or other security instrument ("Lessor Mortgages").

(2) The proceeds of such loans, however, shall be used for Lessor's ownership obligations and operations related to the Property.

(3) It shall be unreasonable for Lessee to withhold consent based on an object to the type of lender to a Lessor Mortgage if the lender is a recognized lending or financial institution (including insurance companies) that is financially sound, or is the Federal government, the State of California and/or a bona fide municipality of the State of California.

(4) During the continuance of each and every Lessor Mortgage and until such time as the lien of each and every Lessor Mortgage has been extinguished, Lessor and Lessee shall cooperate in including in this Agreement any provision which may be reasonably requested by an owner or holder of the Lessor Mortgage ("Lessor Lender") by suitable amendment or other instrument, including site leases, easements, or licenses granted thereunder.

(5) Lessor and Lessee each agree to execute, deliver, and acknowledge any agreement necessary to effect any amendment or other instrument as agreed to in this Section 19.

20. ESTOPPEL CERTIFICATES.

Within ten (10) business days of a request by the other Party, a Party shall, without charge, certify by written instrument, duly executed, and acknowledged, and deliver to the other Party or its designees, the following (if factually correct and without material omission).

(a) That the Agreement is in full force and effect;

(b) That no events have occurred which, with the giving of notice or passage of time or both, would constitute a material default under the terms of the Agreement;

(c) That the Agreement may be assigned or subleased as security to secure financing or continue such financing to benefit the Agreement;

(d) That Lessor will afford the Leasehold Lender or any Party holding a security interest in the Agreement all opportunities available to Lessee to cure any defaults under the Agreement; and

(e) Such other reasonable information and in such reasonable form as either Party may request.

21. RIGHT TO INSPECT RECORDS.

(a) Lessor and/or its designated agents may at all reasonable times, but at its sole risk and expense, examine the Property and the workings, installations structures and operations of Lessee thereon.

(b) Lessor shall do so in such manner as not to unreasonably interfere with Lessee's operations.

(c) Lessee shall keep full and correct copies of its books and records with respect to all matters relevant to the payments of all amounts, including Royalties and other rights of Lessor hereunder, and Lessor or its agents may at all reasonable times, but at its sole risk and expense, inspect and copy the same.

(d) Within twenty (20) days from the date of each semi-annual report, as provided in Section 2(c) above, Lessee shall deliver to Lessor a written report summarizing the exploration, development, construction, and related work performed and the production of Resources from the Property during the preceding semi-annual period, or if no such work was performed or Resources produced during said preceding annual period, a written report so stating.

(e) It is expressly agreed, however, that nothing herein shall require Lessee to disclose to Lessor any secret processes, or data pertaining to any secret process with respect to the treatment or processing of Resources, steam, condensates of steam, or by-products thereof or of effluents from wells.

(f) Lessor shall have a period not to exceed twenty-four (24) months after the receipt of any Royalty statement to audit the records of Lessee to make sure that Royalty payments are accurate. If as a result of that audit, there is an adjustment of more than two percent (2%) of the Royalties due to the Lessor, the cost of the audit shall be borne by the Lessee. In all other events the cost of the audit shall be borne by the Lessor.

22. FEES AND BONDS.

Lessee shall, at its sole cost and expense and without recourse against Lessor:

(a) Pay all fees and other charges payable by either Lessee or Lessor to the State of California or any agency thereof or to any other governmental entity or agency thereof, for or with respect to or in connection with, or for the supervision of or official action with respect to any actions or omissions by Lessee under this Agreement, including, but not limited to, the drilling, redrilling, deepening, operation or abandonment of each well on the Property, and

(b) Obtain insuring bonds or agreements, legally sufficient as to issuer, amount, coverage and terms, as are required by the State of California or any agency thereof to be filed or deposited by either Lessee or Lessor for or with respect to or in connection with, or for the supervision of or official action with respect to any actions or omissions by Lessee under this Agreement, including, but not limited to, the drilling, redrilling, deepening, operation or abandonment of any well on the Property or the drilling or other operations of Lessee on or with respect to the Property.

(c) The provisions of this Section are subject to the covenants and provisions contained in Section 7 above.

23. NOTICES.

Any required notice or other communication hereunder from Lessor to Lessee shall be given in writing by sending the same by prepaid registered or certified mail with return receipt requested, or overnight delivery service, addressed to Lessee:

Iceland America Energy, Inc.
707 Wilshire Boulevard, Suite 4500
Los Angeles, CA 90017-3609
Attention: Tal C. Finney

and any notice or other communication hereunder from Lessee to Lessor shall be given in like manner to Lessor addressed to Lessor:

Arie H. de Jong
34800 Road 80
Visalia, CA 93291

With a Copy to:

WHITE AND BRIGHT
Attention: Jodi C. Schnoebelen
970 Canterbury Place
Escondido, CA 92025

The Parties may, by like notice at any time, and from time to time, change their respective addresses for the purposes hereof Postmark dates on registry receipts or the date on the receipt from the overnight delivery service for such notices shall be conclusive as to the date of mailing.

24. ENTIRETY CLAUSE.

(a) If the Property shall hereafter be owned in severalty, or in separate tracts, the premises nevertheless shall be developed and operated as one lease, and all royalties accruing hereunder shall be treated as an entirety, and shall be divided among and paid to such separate owners in the proportion that the acreage owned by such separate owner hears to the entire leased acreage. Any payment required to be made by Lessee pursuant to the foregoing shall be paid in accordance with the provisions in Section 4 above.

(b) There shall be no obligation on the part of the Lessee to off-set wells on separate tracts unto which the Property covered by the Agreement may be hereafter divided by sale, devise, unitization, or otherwise, or to furnish separate measuring or receiving facilities.

25. REPRESENTATION AND WARRANTIES.

The Lessee represents and warrants to the Lessor that:

(a) the execution, delivery and performance of this Agreement, and the transactions contemplated herein , are within the corporate power and authority of the Lessee, and have been authorized by all necessary corporate action of the Lessee;

(b) this Agreement constitutes a valid and binding obligation of the Lessee, enforceable against the Lessee in accordance with its terms, subject, however, to limitations with respect to enforcement imposed by law in connection with bankruptcy or similar proceeding;

(c) Lessee has, or will have, the financial capacity to adequately and sufficiently develop the Property and construct a power plant with a capacity of twenty (20) megawatts or greater in proximity to the Property, if commercial quantities of geothermal energy are developed;

(d) Lessee is capable of and will utilize its best efforts to acquire of all necessary licenses or permits required by the State of California to act as operator of the Property;

(e) Lessee is qualified to do business in the State of California; and no third party consent is required for the Lessee to enter into this Agreement or to perform its obligations as required under this Agreement.]

The Lessor represents and warrants to the Lessee that to the actual, personal, present knowledge of Arie H. de Jong, and without a duty of inquiry:

(a) Lessor is the owner of the Property, with the exception of certain rights as detailed in Exhibit "8," and as would be revealed by a thorough review of title to the Property and, subject to such limitations, has full right and title to lease and convey the Property as provided herein, however, nothing contained herein shall be construed as a representation or warranty as to the number or size of separate legal parcels, if any, that comprise the Property;

(b) the execution, delivery and performance of this Agreement, and the transactions contemplated herein , are within the power and authority of the Lessor, and have been authorized by all necessary action of the Lessor;

(c) this Agreement constitutes a valid and binding obligation of the Lessor enforceable against the Lessor in accordance with its terms, subject, however, to limitations with respect to enforcement imposed by law in connection with bankruptcy or similar proceeding.

26. SEVERABILITY.

If any part, portion or provision of this Agreement shall be found or declared null, void or unenforceable for any reason whatsoever by any court of competent jurisdiction or by any governmental agency having authority thereover, then only such part, portion or provision shall be affected thereby and the remainder of this instrument shall continue in full force and effect. The foregoing provisions of this paragraph shall be severable for the purposes of the provisions of this section.

27. LEASE CONTAINS ALL AGREEMENTS.

It is expressly understood and agreed by the Parties hereto that this Agreement and the exhibits attached hereto and forming a part hereof as of the date hereof set forth all of the promises, agreements, conditions and understandings between Lessor and Lessee with respect to the Property and supersede all prior agreements, arrangements or understandings, and that there are no promises, agreements, conditions or understandings, either oral or written, between them with respect to the Property as of the date hereof other than are herein set forth. It is further understood and agreed that no subsequent alteration, amendment, change or addition to this Agreement shall be binding upon Lessor and Lessee unless reduced to writing and signed by them.

28. COUNTERPARTS.

The Agreement may be executed in any number of counterparts by the Parties with the same effect as if the Parties had all signed the same document. All counterparts shall be construed together and shall constitute one agreement.

29. NOTICE OF LEASE.

The Parties shall execute a memorandum of this Agreement in a form substantially similar to the Memorandum of Lease in Exhibit "C" attached hereto and incorporated by reference herein, which shall be recorded in Imperial County. Lessee shall be responsible for the cost of recording such instrument. Lessee shall cooperate with Lessor's lenders as reasonably necessary for all existing and future encumbrances for Lessor's ownership and operations of the Property. In addition, concurrent with the execution of this Agreement, Lessee shall execute a separate quitclaim deed for each Assessors Parcel Number listed in Exhibit "A," which shall be substantially similar to the Quitclaim Deed in Exhibit “D," attached hereto and incorporated herein by reference. Each executed Quitclaim Deed shall be held by Lessor's attorneys, WHITE AND BRIGHT, LLP. Lessee appoints Lessor as attorney-in-fact to record such quitclaim deed if Lessee provides written notice of Lessee's election to terminate, surrender, and relinquish all or any portion of the Property. Prior to recording such Quitclaim Deed, Lessor shall notify Lessee and Lessee shall have ten (10) days to object to such recording in writing providing Lessee's specific objection(s) and the basis for such objection(s). Failure by Lessee to object as provided shall be deemed its acknowledgement of termination of the Agreement and approval of recording of the Quitclaim Deed.

30. BINDING EFFECT.

This Agreement and all of the terms, covenants and conditions hereof shall extend to and be binding upon the respective heirs, executors, administrators, grantees, successors and assigns of the Parties hereto, as permitted and restricted in Section 17 above.

31. FORUM SELECTION.

The Parties hereto agree that all actions or proceedings arising in connection with this Agreement shall be tried and litigated exclusively in the State and Federal courts located in the County of Imperial, State of California. The aforementioned choice of venue is intended by the Parties to be mandatory and not permissive in nature, thereby precluding the possibility of litigation between the Parties with respect to or arising out of this Agreement in any jurisdiction other than that specified in this paragraph. Each Party hereby waives any right it may have to assert the doctrine of forum non convenience or similar doctrine or to object to venue with respect to any proceeding brought in accordance with this paragraph, and stipulates that the State and Federal courts located in the County of Imperial, State of California shall have in persona jurisdiction and venue over each of them for the purpose of litigating any dispute, controversy, or proceeding arising out of or related to this Agreement. Each Party hereby authorizes and accepts service of process sufficient for personal jurisdiction in any action against it as contemplated by this paragraph by registered or certified mail, return receipt requested, postage prepaid, to its address for the giving of notices as set forth in this Agreement. Any final judgment rendered against a Party in any action or proceeding shall be conclusive as to the subject of such final judgment and may be enforced in other jurisdictions in any manner provided by law.

32. NO PARTNERSHIP.

The Parties acknowledge that the relationship between them shall not be in the nature of a partnership for tax or state Jaw purposes, and that fiduciary duties between the Parties do not exist, except to the extent specifically referenced in this Agreement. Each Party shall separately report tax consequences for federal and state income tax purposes and is not required to share such information with the other Party, except as specifically provided herein with respect to audit rights.

33. DEFINITIONS.

CPI:

For purposes of determining adjustments to payments required by this Agreement, the Consumer Price Index-All Urban Consumers, Imperial County. All Items shall be used.

Days

Unless otherwise stated in this Agreement, "days" shall mean calendar days, provided that if the date or last date to perform any act or give any notice with respect to this Agreement shall fall on a Saturday, Sunday or state or national holiday, such act or notice may be timely performed or given on the next succeeding day which is not a Saturday, Sunday or state or national holiday.

Gross Revenue:

Total funds received by Lessee from the sale of electricity and/or Resources without any deductions by Lessee of any kind, including, but not limited to, taxes, transmission fees, and operational expenses.

Separate Legal Parcel:

An area of land meeting all applicable governmental requirements, including, local, state and federal in order to be a transferable piece of real property.

Lessee's Operations:

All activities, structures or facilities utilized by Lessee on or off the Property for the purpose of exploring or producing geothermal resources from the Property or as otherwise provide for in this Agreement.

Arm's Length Transaction:

Such terms that would be provided to a third party not related to affiliated with or controlled by Lessee or Lessor or any of their related parties or affiliates, as a result of negotiations for sale or purchase of goods or services.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date. (Signatures Continue on Next Page)

LESSEE:
ICELAND AMERICA ENERGY, INC.,
a California Limited Liability Company

BY: /s/ Paul E. Wilson
CEO

LESSOR:
The Arie H. De Jong Family Trust
Dated June 25, 1987

By: /s/ Arie H. De Jong
Trustee

EXHIBIT "A"
LIST OF ASSESSOR'S PARCEL MAP NUMBERS AND APPROXIMATE ACRERAGE
038-060-001 80.00 acres
039-120-038 147.73 acres
039-130-020 145.76 acres
041-030-001 310.73 acres
041-030-002 310.73 acres
041-030-004 38.28 acres
041-040-006 160.20 acres
041-040-009 74.38 acres
041-040-010 160.20 acres
041-040-012 100.20 acres
041-040-020 5.42 acres
041-040-021 49.12 acres
041-040-022 98.00 acres
041-040-026 24.48 acres
041-040-027 66.91 acres
041-050-017 18.65 acres
041-050-018 127.80 acres
041-090-007 93.00 acres
041-090-009 320.00 acres
041-100-002 65.00 acres
041-100-004 15.36 acres
041-100-005 68.58 acres
041-100-006 11.42 acres
041-100-007 89.70 acres
041-100-010 11.42 acres
041-100-011 142.16 acres
041-100-014 288.16 acres
041-100-015 5.00 acres
041-100-016 5.96 acres
041-100-017 108.16 acres
041-100-019 31.00 acres
041-100-020 34.04 acres
041-100-021 68.56 acres
041-100-022 38.49 acres
041-110-005 8.35 acres
041-110-017 40.00 acres
041-110-018 40.00 acres
041-110-019 92.47 acres
041-110-022 40.00 acres
041-110-023 5.00 acres
041-110-027 320.00 acres
041-110-028 115.00 acres
041-110-033 20.00 acres
041-110-034 20.00 acres
041-110-035 40.00 acres
041-110-036 30.30 acres
041-110-037 30.30 acres
041-140-002 40.40 acres
041-140-020 70.41 acres
041-140-021 7.00 acres
041-150-007 80.00 acres
041-150-008 47.00 acres
041-150-009 160.00 acres
041-150-018 345.44 acres
041-150-020 97.90 acres
041-150-021 7.00 acres